DIRECTOR AGREEMENT

         Director Agreement dated as of October 20, 1994 between Alliance Gaming Corporation, a Nevada corporation (the "Company") and Alfred H. Wilms (the "Director").

                                 R E C I T A L :

         The Director was formerly the Chairman of the Board and Chief Executive Officer of the Company and, to date, has provided valuable services to the Company in those capacities. The Company, valuing the Director's expertise, experience and excellent judgment, desires to retain the services of the Director, and the parties desire and intend that the Director continue to provide such services, in accordance with the terms and conditions of this Agreement.

                               A G R E E M E N T :

         The parties agree as follows:

         1. Duties of Director. The Director shall consult with the Company from time to time as shall be reasonably agreed to by the Company and the Director. It is contemplated that the Company shall provide to the Director from time to time, until the Company is otherwise notified by the Director, all information (and provide the Director the opportunity to attend all meetings and participate in all other Company functions, including executive planning sessions, strategic sessions, development team meetings and similar events). It is contemplated that the Director will review the activities of the Company and provide such consulting services to the Company that the Company and the Director shall reasonably agree to from time to time, including merger and acquisition advice, new jurisdiction gaming advice and similar matters including technology, game development and other research and development activities. It is contemplated that the Director shall perform services in such locations, including Nevada, New York and Europe, as the Director (upon consultation with the Company) shall reasonably determine. The parties acknowledge that the Director has other business endeavors and that the Director shall be required to devote an appropriate and sufficient amount of time (as reasonably determined by the Director and the Company), but which may not be the full working time of the Director, to the duties of the Director hereunder. The Director shall, at all times during the term hereof, duly and faithfully perform the duties assigned to him hereunder which the Director agrees to undertake.

         2. Term. (a) The Company hereby agrees to engage the Director and the Director hereby agrees, to work for the Company as provided herein, for the period commencing on the date hereof and continuing through July 14, 1997.1 The Company shall only have the right to terminate this Agreement otherwise in the event of a material breach by the Director of this Agreement.

--------
       1 Termination provisions are to be co-terminous with Joel Kirschbaum's employment contract including any extensions thereof.


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         (b) The Director shall have the right to terminate this Agreement at any time upon 30 days' written notice to the Company.

         (c) From and after the Terminate Date, neither party shall have any liability of obligation to the other, except (i) as provided in Section 5 below, or (ii) in respect of any liabilities, damages or obligations resulting from any wrongful termination or breach by either party hereunder.

         3. Compensation. (a) During the term of this Agreement, the Director shall be compensated at an annual rate of $150,000 initially, and thereafter subject to annual cost of living adjustments from and after the first anniversary of the date hereof, based on the Consumer Price Index, as published by the U.S. Department of Labor, for Las Vegas, Nevada and the surrounding metropolitan area, as reasonably determined by the Company and the Director. The compensation payable to Director hereunder shall be payable in monthly installments, within 15 days of the first day of each month of the Company, or as may otherwise be agreed upon between the Company and the Director and, solely to the extent required by applicable laws and regulations, shall be net of any required withholding taxes and similar payroll deductions. The Company shall provide life, health, disability or other insurance or similar benefits or coverages hereunder which shall be substantially similar to such benefits then being provided to senior executives of the Company.

         (b) The Company shall also reimburse to the Director from time to time for his reasonable travel and other out-of-pocket expenses which are necessary or appropriate and are incurred in connection with the performance of his duties hereunder.

         4. Covenants. (a) The Director covenants that he shall not divulge, furnish, use, permit to be used or make accessible to any person or entity (other than persons or entities employed by the Company or as otherwise directed in writing by the Company) any knowledge or information with respect to the Company's or its affiliates' business or any confidential, proprietary or secret methods, processes, plans, products, know-how or materials or any other confidential, proprietary or secret aspects of the strategy, business or activities of the Company or any of its Affiliates.

         (b) In addition to, and without in any way limiting any of the Directors' other covenants to, or agreements with, the Company, the Director further covenants and agrees that, during the term of his consultantcy hereunder, he shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, any corporation, partnership, proprietorship, firm, association or other business entity (each, a "Business Entity"), if such Business Entity is engaged in any business activity in competition in any material respect with the Company's business, as now conducted, such business consisting of a gaming device route operation, casino development and business and electronic gaming device development, without first having offered each such opportunity or business to the Company on the same terms as offered to the Director; provided, that the foregoing covenant shall not prohibit the Director from owning not more than 5% of the securities of a Business Entity that are publicly traded on a nationally recognized securities exchange or in the over-the-counter market.


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         (c) The Director acknowledges and agrees during the term hereof that any product, invention, trade secret, method, diagnostic test, design, process, procedure, concept, formula, idea or technology whatsoever, or any improvement thereon, refinement thereof or know-how relating thereto (any of the foregoing, an "Invention"), developed or discovered by, or under the supervision or with the assistance of, the Director, relating to or arising from the performance of the Director's duties hereunder shall be deemed to be included within the business of the Company and shall be the property of the Company. The Director covenants that he shall not take any action with respect of such Inventions that would be inconsistent with, or a breach of, his duty of loyalty to the Company and that the Director shall, upon the request of the Company, execute, deliver and cause to be filed any and all documents or instruments and take all other actions that shall be necessary or appropriate in connection with the foregoing or that shall otherwise be requested by the Company.

         (d) The Director acknowledges that irreparable injury and harm (the damages in respect of which are extremely difficult and impracticable to calculate) would or could be sustained by the Company if the Director violates any provisions of this Section 4; accordingly, the Director irrevocably consents and agrees that if he violates or breaches or attempts to violate or breach any of such provisions, the Company shall be entitled to immediate injunctive relief, in addition to all other remedies at law or in equity available to the Company hereunder or other side.

         5. Miscellaneous. (a) The invalidity or lack of enforceability of any provision hereof shall not affect the validity or enforceability of any other provision. If any one or more of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law.

         (b) No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by such other party of its or his obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligation of such party hereunder. Failure on the part of any party to complain of or object to any act or failure to act of the other party, or to declare such other party in breach or default of the terms hereof, irrespective of the duration of any such failure, shall not constitute waiver by such party of its rights hereunder.

         (c) Captions contained in this Agreement are inserted only for convenience, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         (d) This Agreement may be executed in one or more counterparts with all such counterparts constituting one and the same Agreement.

         (e) All notices, requests and other communications hereunder shall be deemed to have been duly given if sent by registered or certified United States mail, postage prepaid, reputable overnight delivery service (such as Federal Express), telecopied (provided, that any


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notice sent by telecopy shall also be sent by any other method permitted herein), or delivered by hand, in each case, addressed to the Company at its principal office at c/o Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121, and addressed to the Director at his address as it appears on the records of the Company, with a copy to _________________________________. Either party shall have the right to change its notice address upon written notice to the other party. Notices shall be effective, in the case of mailing, five days after mailing, in the case of overnight delivery service, two days after deposit with such service, in the case of telecopy, upon receipt thereof, and in the case of hand delivery, upon receipt thereof.

         (f) This Agreement shall be binding upon and inure to the benefit of the Director and his legal representatives and the Company and its successors and assigns.

         (g) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.

         (h) This Agreement contains the entire understanding between the parties and shall not be modified, amended or changed except by a writing executed by the parties.

         (i) All prior agreements and understandings of every kind between the parties regarding the consultantcy or employment of the Director by the Company are superceded by this Agreement and are hereby terminated.

         (j) This Agreement (including the continuation of the term hereof) is subject to compliance by the parties hereto with all applicable laws and regulations, including without limitation, all applicable gaming laws and regulations.

         (k) This Agreement shall be effective when executed by each of the parties hereto.

         (l) The Director is an [independent contractor,] acting on his own behalf and not on behalf of any other person or entity.

         IN WITNESS WHEREOF, the parties have executed this Director Agreement as of the date first above written.

                                                     ALLIANCE GAMING CORPORATION

                                                     By: /s/ S. J. Greathouse
                                                        ------------------------
                                                     Its: President/CEO
                                                         -----------------------


                                                      /s/ Alfred H. Wilms
                                                     ---------------------------
                                                     Alfred H. Wilms


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